EX-35.1
(logo) CMS
CARRINGTON MORTGAGE SERVICES, LLC


SERVICER ANNUAL STATEMENT AS TO COMPLIANCE
CARRINGTON MORTGAGE LOAN TRUST, SERIES 2007-HE1

I, David S. Gordon certify that I am the duly elected President of Carrington Mortgage Services, LLC "CMS"), authorized to execute and deliver this certificate in the name and on behalf of CMS, in connection with the Pooling and Servicing Agreement, dated as of June 1, 2007 (the "Servicing Agreement"), among CMS, as servicer (in such capacity, the "Servicer"), Wells Fargo Bank, N.A., as master servicer and securities administrator, Stanwich Asset Acceptance Company, LLC as depositor, EMC Mortgage Corporation, as interim servicer, and HSBC Bank USA National Association as trustee, further certify in the name of and on behalf of the Servicer, that:

1. A review of the activities of the Servicer and of the performance of its obligations under the Servicing Agreement during the immediately preceding calendar year or portion thereof (the period from November 1, 2007 to and including December 31, 2007) was conducted under the supervision of the undersigned.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout such period.

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: March 27, 2008

By: /s/ David S. Gordon
Name: David S. Gordon
Title: President



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